Statement of Work
This Statement of Work dated as of July 30,2004 (“Effective Date”) is entered into between Visual Networks Operations, Inc. (herein after “Visual Networks”) having offices at 2092 Gaither Road, Rockville, MD 20850 and MBT International, Inc. (herein after “Vendor”) having its office located at ‘Sharda Centre’, Erandwane, Pune 411 004, Pune, India, under the SERVICES AGREEMENT dated July, 2004 signed between Visual Networks and Vendor (the “Agreement”).
This SoW defines the work to be performed by the Vendor in connection with research and development efforts associated with Visual Network’s products and services.
The parties, intending to be legally bound, hereby agree as follows:
1 Definitions
All capitalized terms used but not defined under this SoW shall have the meanings ascribed to such terms under the Agreement.
2 Work Product, Functional and Technical Requirements/Assumptions
2.1 Work Product and Other Services
All Services performed and all products and Deliverables, whether tangible or intangible, developed or produced under this SoW shall constitute Work Product. Visual Networks may from time to time, specify Work Product (including without limitation, Deliverables) to be developed or produced by Vendor and other Services to be performed by Vendor under this SoW.
2.2 Functional and Technical Requirements
Visual Networks will group the functional and technical requirements for this SoW into releases. . The release requirements document will comprise the business, product, design, development, technical writing, test, and user-interface requirements. All Work Product, including without limitation, all Deliverables, shall comply with all the supplied requirements.

2.3 Assumptions
2.3.1 General Assumptions
a.	Visual Networks will assign point/s of contact for all query resolutions. Turnaround time for query resolution will be two business days. Delays in query resolution will affect the project schedule.

b.	Visual Networks will identify SMEs/Architects to work with Vendor.

c.	Visual Networks will make available necessary documentation, authorization and access to Visual Networks servers for the purpose of requirements management, test case management as well as source control management. And all of this will be made available in a timely manner required to execute the project.

d.	Visual Networks will provide the facility of test lab for the purpose of conducting integration and verification test plans.

e.	Interface document provided will be updated to latest release.

f.	Vendor will perform usability, documenting, design, development and testing (unit, system, verification) activities in India.
2.3.2 Technical Assumptions
a.	Usage of third party controls will be approved by Visual Networks.

b.	It is important to maintain the “look and feel” if a third party control is used. With mutual agreement between MBTi and Visual Networks, a decision will be made on implementing this feature.

c.	Tool developed will be tested against all supported hardware components.

d.	Visual Networks will provide:
i.	Latest interface document between various components/modules

ii.	Latest release code, and documentation relevant to what is being developed

iii.	User Interface standards and guidelines.
3 General Work Responsibilities
a.	Vendor shall be fully responsible for all the tasks related to design, development, unit-testing, integration testing, verification, documentation, and delivery of the Services and Work Product under this SoW.

b.	Vendor shall be responsible for all project management tasks, which shall also include formal reporting to Visual Networks on the project status.

c.	Vendor shall plan the work in accordance with mutually agreed milestones and detailed schedule submitted against the requirements.

d.	Approval from Visual Networks shall be obtained for the successful completion of all the below listed milestones.

e.	Final delivery of the work to Visual Networks shall be based on the total compliance of all the requirements.

#	Milestone
1	Project Kickoff review
2	Preliminary Design Review
3	Final Design Review
4	Code complete
5	Code reviews complete
6	GUI Check point
7	Review System Integration Test Plan
8	Review Verification Test Plan
9	Complete System Integration Test
10	Start System Verification
11	Complete System Verification
12	Integrate code into current release code-base
13	Completion of Verification after code Integration
14	Acceptance review
15	Delivery to Visual Networks
Table 1: Project Major Milestones
4 Vendor’s Responsibilities
This section lists the roles and responsibilities of the Vendor:
a.	Vendor shall deliver all the necessary application software and other Work Product to Visual Networks.

b.	Vendor shall deliver the Project Plan to Visual Networks.

c.	Vendor shall deliver all functional specifications, design documentation, unit-test plans, unit-test cases, system integration test plan, system integration test cases, verification test plan, verification test cases, system integration and verification test reports, bug reports for all submitted bugs and the code integration plan which were created during this project, to Visual Networks.

d.	Vendor shall deliver all the code review and design review forms, which list the action items and dates the issues were resolved, to Visual Networks.

e.	Vendor shall provide the necessary office facility and amenities to Visual Networks staff at the selected site including a workstation, connection to the internet, voice and internet communications, etc.

5 Visual Networks Responsibilities
a.	Provisioning of a test lab that has a Frame Relay, ATM and IP Network setup with all the required ASE models at the Rockville site for the purpose of conducting the integration and verification test plans.

b.	Leading the user-interface design for the functional requirements.

c.	Providing guidelines for the software design (with supporting documents).

d.	Providing interface documents for the various components.

e.	Providing sufficient access to the Visual Networks Rockville servers for the purpose of requirements management, test case management as well as source control management for the pre-determined required time periods.

f.	Vendor’s consultants may have to visit Visual Networks development centers for training, requirements analysis, architectural discussions etc. During their stay in USA, Visual Networks will provide the necessary infrastructure for Vendor’s consultants at no cost to Vendor. The necessary infrastructure includes hardware, software, office infrastructure, etc.
6 Project Management
6.1 Project Plan
a.	Vendor shall create and submit a Project Plan based on the version submitted as part of Visual Network’s requirements.

b.	Vendor management and development processes shall adhere to ISO-9001 processes (or equivalent). Visual Networks shall have the right to audit the processes applied to this project at any time during the project execution.

c.	Vendor shall outline the project activities, proposed management team organization along with the overall responsibilities in the Project Plan.

d.	Vendor shall list the risks and open issues in the Project Plan.

e.	The Project Plan shall be formally submitted within the mutually agreed upon date from project commencement.

f.	Vendor shall report status, risk and provide any subsequent updates to the Project Plan in accordance with the requirements on a regular basis.

g.	Vendor shall maintain all project documentation related to project planning and provide all Deliverables and other Work Products to Visual Networks.

6.2 Review Meetings
a.	Vendor shall schedule all project milestone review meetings with Visual Networks at least 1 week prior to the meeting providing the necessary documentation (agenda, items to discuss, documents to review) at that time for the review.

b.	Vendor shall be responsible for documenting the review minutes and managing the action items. These meeting minutes will be published to the Visual Networks team within 2 business days of the time of the meeting.

c.	Vendor shall propose a plan for resolving issues specifically those that need Visual Network’s sign-off vs. those exclusively left for the vendor to resolve. Vendor shall track the action items and shall provide Visual Networks team with the necessary updates to the action items. All action items shall be resolved.

d.	Vendor shall implement internal and external (with Visual Networks) design, and code reviews on all software developed as per the coding standards defined. The action item forms for all these reviews shall be submitted to Visual Networks per instance.

e.	Visual Networks may call for additional review meetings as necessary as the project progresses with reasonable advanced notice.

f.	The below review meetings shall be conducted by the Vendor:

#	Review Meeting	Purpose	Input
1	Kick-off Meeting	Establish point of contacts for financial, technical and management issues.

Project Plan review.

Schedule review

Agree upon format of weekly, monthly progress reports.

Review of Functional Specifications.

Review of Configuration Management Plan.

Project Plan Schedule Weekly Project Report (draft) Monthly Project Report (draft) Functional Specification Requirements Configuration Management Plan

2	Design Review	Demonstrate that requirements have been split thoroughly into the functional modules. Review the user-interface design. Review the detailed backend design.	Functional Specs Requirements System Design Documents User-interface design documents

#	Review Meeting	Purpose	Input
3	Code Review	Demonstrate that implementation meets standards and best practices.	Code for the relevant modules Code standards

4	Product Assurance /Test Review	Review System Integration Test Plan Review System Integration Test Cases Review Verification Test Plan Review Verification Test Cases	System Integration Test Plan System Integration Test Cases Verification Test Plan Verification Test Cases

5	Final Design Review	Review of updated system documents for completeness against requirements.	System Design Documents Functional Specs Requirements User-interface design documents

6	Internal & external (with Visual Networks) code reviews	Review code	Code

7	Code Integration Review	Review of process to integrate code with current release code-base	Code Integration Plan

8	Acceptance Review	Review of Verification Test Results for determining acceptance of software by Visual Networks	Acceptance Plan Code Integration Report Post Code Integration -Verification Test Results
Table 2: Review Meetings

6.3 Project Reporting
a.	Vendor shall supply a weekly ‘billings to date’ to Visual Networks. This update will be conveyed in electronic form.

b.	Vendor shall supply the weekly project statuses to Visual Networks. This update will be conveyed in electronic form and will be conducted via a phone meeting to Visual Networks. Vendor shall be represented by the key team members during this meeting. This update shall include:
i.	Work completed during the reporting week.

ii.	Progress against schedule.

iii.	Identify any risks and open items.

iv.	Identify any items that need resolution from Visual Networks.

v.	Identify any slips and the remedial actions to rectify those slips.

vi.	Identify milestones met.

vii.	Identify any dependencies, as well as problems experienced.

viii.	Review the action items planned for the next period.

ix.	Report any budget discrepancies.
c.	Format of the weekly project status shall be agreed upon with Visual Networks during the kick-off review meeting.

d.	Vendor shall note all meeting minutes and action items during the weekly project status meetings. This shall be published to Visual Networks within one business day of the meeting.

e.	Visual Networks reserves the right to call for additional meetings.

f.	Visual Networks reserves the right to call for escalation meetings with senior management should such an issue arise.
6.4 Project Schedule
a.	Vendor shall maintain a detailed schedule of all tasks to be undertaken during this project.

b.	This schedule shall be maintained and updated on a regular basis.

c.	Requirements shall be broken into function modules with each module further broken into tasks.

d.	Schedule shall at a very minimum identify the below key milestones:
i.	Functional Specification Requirements review

ii.	Design Review

iii.	Final Design review

iv.	Code complete date

v.	Code review dates

vi.	Web GUI check point (User Interface walk-through with Visual Networks)

vii.	System Integration Phase (include creation, and execution of test plans and cases)

viii.	Verification Test Phase (include creation, and execution of test plans and cases)

ix.	Code integration phase (code base from vendor is integrated with current release code-base at Visual Networks)

x.	Post-verification of Integrated code-base

xi.	Acceptance review

xii.	Final delivery to Visual Networks
e.	Schedule shall cover all project activities from beginning of work to final delivery to Visual Networks.

f.	The first breakdown of these tasks in the schedule shall be agreed upon in the Kick-off Review.

g.	The schedule shall be maintained using Microsoft Project.

h.	This schedule shall be submitted as part of the monthly project review status.

i.	The schedule for a release would be based on requirements given in the release requirement document. Any change in requirement may have an impact on the schedule of the release. In such cases, vendor will assess the impact of the change on the schedule. Vendor will present the revised schedule to Visual Networks for approval.
6.5 Project Team
a.	Vendor shall assign a project manager for the duration of this project, specifically charged with responsibility for all aspects of the work.

b.	Project Manager shall act as the interface with Visual Networks.

c.	Visual Networks reserves the right to call a meeting with the entire project team as necessary as the project progresses with reasonable advanced notice.

d.	Vendor shall allow for open lines of communications between all members of the vendor team and the Visual Networks representatives. This communication can be facilitated via a simple telephone call, a telephone conference or email.
6.6 Configuration Management
a.	Vendor shall provide a Configuration Management Plan that will include:
i.	Build plan that outlines the build process employed. Visual Networks shall provide the current build procedures to the vendor.

ii.	Major build milestones during the Design/Development, System Integration and Verification Phases.

iii.	Details of how the builds shall be made available to the vendor team for installation.

iv.	Details of how the builds shall be made available to Visual Networks during the System Integration and the Verification Test Phases.
b.	This CM plan should be reviewed during the Kick-off review meeting.

c.	Vendor shall appoint a team member that will be the owner and responsible for the execution of the CM plan.
6.7 Design and Development Phase
This phase is further split into the following phases:
1.	High level design
a.	High level design completed for all design components and recorded in a Design document. Vendor shall conduct multiple internal as well as external (with Visual Networks) design reviews. Design review action item forms submitted to Visual Networks after each design review (internal and external).

b.	Project plan and detailed scheduled shall be further refined.

c.	All details of Visual Networks provided API shall be provided during this phase.

2.	Low level design & Implementation
a.	All low-level design and design reviews completed. Conducted multiple internal as well as external (with Visual Networks) design reviews. Design review action item forms submitted to Visual Networks after each design review (internal and external).

b.	All design and development shall be in compliance with the standards used by Visual Networks.

c.	100% target functionality shall be completed.

d.	All source code shall be under version control.

e.	All code has to be checked out under the version control system before it is modified.

f.	If there an exception to the above, then that needs to be clearly communicated to the Visual Networks lead.

g.	The list of all files that will be merged needs to be communicated to the Visual Networks lead.

h.	Vendor shall re-run the relevant test plans against the integrated code-base to ensure there are no new problems introduced due to the integration.

i.	All code reviews shall be completed.

j.	Unit Test Plan and Test cases recorded in Test Director. Each test case should have a comprehensive set of test steps detailing the requirements necessary for its execution.

k.	Feature is considered to be complete from a design & development perspective only when all the required design reviews, code reviews, and unit-test writing and execution have been completed.

l.	System Integration & Test Plan completed and reviewed. All SI&T test cases shall be recorded in Test Director.

m.	All Verification Test plan and test cases shall be recorded in Test Director.

n.	Verification Test Cases should have a direct map to the current requirements to ensure full coverage.

o.	100% of the Verification Test Plans, test procedures and test cases reviewed and approved.

p.	If any customer-impacting problems are uncovered in the Verification phase, then the responsibility lies with MBT to make the necessary modifications to be compliant with the requirements.
3.	System Integration and Test
a.	System Integration and test executed per the plan and test execution recorded in Test Director.

b.	All problems found during the System Integration and Test phase shall be recorded into the bug tracking system, ClearQuest.

c.	All critical and major bugs shall be resolved during this phase.

6.8 Verification Test Phase
a.	Vendor shall create and maintain test plans, test cases and test execution results for all of the verification testing. These test records will be maintained in Visual Network’s testing repository.

b.	Verification Test Cases should have a direct map to the current requirements to ensure full coverage.

c.	Each test case should have a comprehensive set of test steps detailing the requirements necessary for its execution.

d.	Verification Test plan and test cases shall be reviewed by Visual Networks.

e.	All problems found during the Verification Test phase will be recorded into the bug tracking system. Vendor shall elaborate on their bug tracking methodology.

f.	Vendor shall conduct problem review meetings on at least a weekly basis starting from the System Integration Test phase with one representative from Visual Networks via the phone.

g.	All customer-impacting problems need to be resolved by the vendor before acceptance by Visual Networks. Visual Networks reserves the right to categorize a particular problem as customer impacting.

h.	All Verification test results shall be subject to acceptance by Visual Networks in accordance with the approved test plans and procedures.
6.9 Relevant Metrics during the Test phase
a.	There will be no open customer or quality impacting problems.

b.	Visual Networks reserves the right to define whether a particular problem is customer impacting or not up to the required quality.

c.	All mandatory test cases will be fully executed.

d.	Repair Efficient Percentage indicates the percentage of defects that are correctly fixed after first being identified. Verification Test phase exit criteria include meeting an 80% threshold for this metric.

e.	Defect Resolution rate indicates the percentage of defects identified for all test passes of a test execution that have been fixed. Test phase exit criteria include meeting an 80% threshold for this metric. Cumulative number of defects will be derived from the number of open defects when the Verification phase starts.

f.	Test Case Pass rate indicates the percentage of test cases that have passed the test. For the Verification Test phase, the exit criteria include meeting an 80% threshold for this metric.

g.	Other relevant metrics for measuring progress and determine the quality of the work shall be discussed during the Test reviews.
7 Acceptance

7.1 Initial Acceptance
a.	All requirements shall be met to Visual Network’s reasonable satisfaction.

b.	Vendor shall conduct Initial Acceptance Test Review with Visual Networks prior to code-integration with Visual Network’s current release code-base.

c.	There will be no customer-impacting or low quality problems at the time of delivery. The Visual Networks Technical Lead will make the decision on whether a particular problem is customer-impacting or of low quality.

d.	Vendor shall provide a list of documents at the time of delivery as stated in the Delivery section of this document.
7.2 Final Acceptance Criteria
a.	There are zero customer impacting or low quality problems in the software developed by the Vendor. The Visual Networks Technical Lead will make the decision on whether a particular problem is customer-impacting or of low quality.

b.	Software code has been fully integrated into Visual Network’s current release code-base.

c.	All deliverables are submitted to Visual Networks.
8 Payment
Fees under the SoW shall be calculated on a T&M basis and invoiced in accordance with the terms of the Agreement.
9 Credits
9.1 Service Level Credits
If the quality criteria as listed in the Service Level Schedule are not met, then best efforts will be made to complete the project and meet the deadlines. Any additional work done by Vendor to meet the deliverables which are due to the incorrect estimation by Vendor will not result in any additional cost to Visual Networks.
9.2 Late Delivery Credits
If Vendor misses a Delivery Date by more than one week without mutual agreement, the parties will come to agreement on an appropriate offsetting credit toward this SoW.

10 Term
The term of this SoW shall be effective as of the Effective Date and shall be coterminous with the Agreement.
11 Governing Law
This SoW and performance under it shall be governed by and construed in accordance with the laws of the state of Maryland without regard to its choice of law principles.
12 Counterparts
This SoW may be executed in counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, then parties hereby executes this SoW as of the Effective Date.

MBT International, Inc.		Visual Networks Operations, Inc.

By:	/s/ Patrick L. Murtha	By:	/s/ Wayne Fuller

Print Name: Patrick L. Murtha		Print Name: Wayne Fuller

Title: President, US Operations		Title: Executive Vice President